Exhibit 99.2

Pratt & Whitney Rocketdyne

(A component of United Technologies Corporation)

Combined and Consolidated Statements of Operations and Comprehensive Income (unaudited)

For the Three months ended March 31, 2013 and 2012

Combined and Consolidated Balance Sheets (unaudited)

As of March 31, 2013 and December 31, 2012

Combined and Consolidated Statements of Cash Flows (unaudited)

For the Three months ended March 31, 2013 and 2012

Combined and Consolidated Statements of Changes in Parent’s Equity (unaudited)

For the Three months ended March 31, 2013 and 2012

Pratt & Whitney Rocketdyne

(A component of United Technologies Corporation)

Pratt & Whitney Rocketdyne

(a component of United Technologies Corporation)

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited)

	For the three months ended March 31,
(in millions of dollars)	2013	2012

Net sales	$164	$185
Cost of goods sold	127	187

Gross margin	37	(2)
Selling, general and administrative expenses	15	17
Research and development expenses	5	9
Other income, net	2	—

Income (loss) from continuing operations before income taxes	19	(28)
Income tax provision (benefit)	7	(11)

Income (loss) from continuing operations	12	(17)

Discontinued operations:
Loss from discontinued operations, net of tax	—	—

Net Income (Loss)	$12	$(17)

Total Comprehensive Income (Loss)	$12	$(17)

See accompanying Notes to Combined and Consolidated Financial Statements.

Pratt & Whitney Rocketdyne

(a component of United Technologies Corporation)

COMBINED AND CONSOLIDATED BALANCE SHEETS

	(unaudited)
(in millions of dollars)	March 31, 2013	December 31, 2012

Assets
Accounts receivable, net	$81	$84
Inventories, net	10	8
Future income tax benefits	31	31
Other current assets	4	6
Current assets of discontinued operations	5	5

Total Current Assets	131	134

Future income tax benefits	—	3
Fixed assets, net	164	162
Intangibles, net	11	12
Goodwill	314	314
Fixed assets held for sale	72	72
Equity method investment	6	6
Noncurrent assets of discontinued operations	41	41

Total Assets	$739	$744

Liabilities and Parent’s Equity
Accounts payable	$18	$40
Accrued liabilities	35	69
Customer advances	48	25
Current liabilities of discontinued operations	11	11

Total Current Liabilities	112	145

Liabilities of fixed assets held for sale	12	12
Future income tax liability	1	—
Other long-term liabilities	5	5
Noncurrent liabilities of discontinued operations	44	44

Total Liabilities	174	206

Commitments and Contingent Liabilities (Note 14)

Parent’s Equity	565	538

Total Liabilities and Parent’s Equity	$739	$744

Pratt & Whitney Rocketdyne

(a component of United Technologies Corporation)

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the three months ended March 31,
(in millions of dollars)	2013	2012

Operating Activities
Net income (loss)	$12	$(17)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation	3	5
Amortization of intangible assets	1	—
Corporate and shared employee overhead costs funded by Parent	3	3
Pension costs funded by Parent	11	28
Future income tax provision	4	6
Change in:
Accounts receivable	3	(7)
Inventories	(2)	4
Other current assets	2	(4)
Account payable, accrued liabilities	(56)	10
Customer advances	23	(5)
Other long-term assets	—	8
Assets/Liabilities of discontinued operations	—	(2)

Net Cash Provided By (Used in) Operating Activities	4	29

Investing Activities
Capital expenditures	(5)	(2)

Net Cash Used in Investing Activities	(5)	(2)

Financing Activities
Contributions from (distributions to) Parent, net	1	(27)

Net Cash (Used In) Provided by Financing Activities	1	(27)
Net increase (decrease) in cash and cash equivalents	—	—

Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

Supplemental Disclosure of Cash Flow Information:
Income taxes paid (refunds)	$—	$—

See accompanying Notes to Combined and Consolidated Financial Statements.

Pratt & Whitney Rocketdyne

(a component of United Technologies Corporation)

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN PARENT’S EQUITY

(unaudited)

(in millions of dollars)	Parent’s Equity

December 31, 2011	$529
Net loss	(17)
Contributions / (distributions) attributed to:
Corporate and shared employee overhead costs funded by Parent	3
Pension costs funded by Parent	28
Fixed assets transferred to Parent, net	(3)
Other distributions to Parent, net	(24)

March 31, 2012	$516

December 31, 2012	538
Net income	12
Contributions / (distributions) attributed to:
Corporate and shared employee overhead costs funded by Parent	3
Pension costs funded by Parent	11
Other contributions from Parent, net	1

March 31, 2013	$565

See accompanying Notes to Combined and Consolidated Financial Statements.

Note 1. Nature of Operations and Basis of Presentation

The condensed combined and consolidated financial statements at March 31, 2013 and for the three months ended March 31, 2013 and 2012 are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. The results reported in these condensed combined and consolidated financial statements should not necessarily be taken as indicative of results that may be expected for the entire year. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The financial information included herein should be read in conjunction with the annual audited financial statements and notes. The condensed financial information is reported in millions and subject to rounding, as appropriate.

Pratt & Whitney Rocketdyne (the “Business”), headquartered in Canoga Park, California is a wholly owned component of Pratt & Whitney, a wholly owned subsidiary of United Technologies Corporation and its subsidiaries (“UTC”). Pratt & Whitney and UTC are collectively referred to as the “Parent”. The Business, among other things, is directly and indirectly engaged in the business of designing, developing, manufacturing, marketing, selling, supporting and servicing rocket propulsion engines for space vehicles, missile defense propulsion systems, space and terrestrial power systems and related propulsion and power components and technology. The Business consists of the following entities which have been combined for purposes of these financial statements as they are all wholly owned by the Parent: Pratt & Whitney Rocketdyne – West Palm Beach Division, Pratt & Whitney Rocketdyne, Inc., P&W Power Generation, Inc., and Arde, Inc. The Business also includes the results of RD Amross, LLC (“RDA”), a joint venture in which the Business owns fifty percent (50%) of the outstanding membership interests.

The combined and consolidated financial statements reflect the historical financial position, results of operations and cash flows of the Business for the periods presented. The historical financial statements reflect the amounts that have been “carved out” from UTC’s consolidated financial statements and reflect assumptions and allocations made by UTC to depict the Business on a stand-alone basis. As a result, the combined and consolidated financial statements may not be indicative of the financial position, results of operations and cash flows that would have been presented if the Business had been a stand-alone entity. Liabilities at the balance sheet date associated with current retiree’s pension and medical, and outstanding legal claims are the responsibility of UTC and are not included in these financial statements. Therefore, the historical financial information is not necessarily indicative of what the results of operations, financial position and cash flow will be in the future.

On June 14, 2013 UTC completed its sale of the majority of the Company to GenCorp. The final selling price was $411 million, subject to any post-closing adjustments, reflecting the exclusion of RDA from the transaction and net asset and other adjustments as provided for in the purchase and sale agreement. The sale of RDA to GenCorp for $55 million is subject to receipt of Russian regulatory approval and other requirements as outlined in the purchase and sale agreement.

The combined and consolidated financial statements have been prepared solely for purposes of UTC’s proposed sale of the Business to demonstrate the historical results of operations, financial position, and cash flows of the Business for the indicated periods under UTC management. The results of the Chemical Systems Division (“CSD”) have been presented as discontinued operations as it will be retained by UTC post-acquisition and was a key component of the historical business. Canoga Avenue Campus and certain land at the De Soto facility are presented as assets held for sale as they will by retained by UTC post-acquisition.

The historical combined and consolidated financial statements were prepared using UTC’s historical basis in the assets and liabilities of the Business, and its historical combined and consolidated financial statements include all revenues, costs, assets and liabilities directly attributable to the Business. In addition, certain expenses reflected in the combined and consolidated financial statements include allocations of corporate expenses from the Parent, which in the opinion of management are reasonable (see further discussion in Note 3). All such costs and expenses have been deemed to be contributed by the Business to UTC in the period in which the costs were incurred. Current income taxes are deemed to have been remitted, in cash, by or to UTC in the period the related income taxes were recorded.

Note 1. Nature of Operations and Basis of Presentation - Continued

UTC centralizes cash management and operations financing. Accordingly, none of the cash or debt at UTC has been assigned to the Business in the combined and consolidated financial statements. With the exception of capital lease obligations, there is no debt specifically related to the operations of the Business, and therefore none has been attributed to the Business´ financial statements. Interest expense was not historically allocated to the Business and therefore is not reflected in the combined and consolidated statements of operations.

Parent’s equity in the Business as shown in the combined and consolidated balance sheet includes amounts due to / from the Parent as well as intercompany receivables / payables with the Parent. (See further discussion in Note 3.)

Note 2. Summary of Accounting Principles

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Combination. The combined and consolidated financial statements have been prepared for the Business as it was historically managed as a component of Pratt & Whitney. All significant intercompany transactions within the Business have been eliminated. All significant transactions between the Business and the Parent and its subsidiaries are included in the combined and consolidated financial statements. All intercompany sales and financing transactions with the Parent and its subsidiaries are considered to be settled for cash in the combined and consolidated statement of cash flows at the time the transaction is recorded.

Accounts Receivable. Accounts receivable associated with long-term contracts consist of billed and unbilled amounts. Billed amounts include invoices presented to customers that have not been paid. Unbilled receivables represents recoverable costs incurred not contractually billable pending the completion of milestones, contract authorization or retainage. Receivables are recognized net of uncollectible allowances.

Fair Value of Financial Instruments. The carrying amount of trade receivables, accounts payable and accrued expenses approximates fair value due to the short maturity (less than one year) of the instruments.

Inventories. Inventories are stated at the lower of cost or estimated realizable value and are primarily based on fixed price contracts and in some cases, the weighted average cost method.

Fixed Assets. Fixed assets are stated at cost. Depreciation is computed over the assets’ useful lives using the straight-line method. We evaluate the potential impairment of long-lived assets when appropriate. If the carrying value of assets exceeds the sum of the undiscounted expected future cash flows, the carrying value of the asset is written down to fair value. For the periods presented, there was no impairment of long-lived assets.

Fixed Assets Held for Sale. Fixed assets held for sale are stated at lower of cost or net realizable value and consist of the Canoga Avenue Campus and certain land at the De Soto facility. (See Note 1)

Intangibles. Intangible assets consist of patents, trademarks and customer relationships. Useful lives of finite lived intangible assets are estimated based upon the nature of the intangible asset and the industry in which the intangible asset is used. Estimated useful lives of patents and finite-lived trademarks are generally 15 years. Estimated useful lives of customer relationships generally range from 4 to 10 years. These intangible assets are amortized on a straight line basis over the period in which the economic benefits of the intangible assets are consumed.

Goodwill. The Business considers the carrying value of goodwill to be an important critical accounting estimate used in the preparation of the combined and consolidated financial statements. The Business believes the current assumptions and other considerations used to evaluate the fair value of goodwill to be appropriate. However, if actual experience differs from the assumptions and considerations used in its analysis, the resulting change could have a material impact on the combined and consolidated financial statements.

Goodwill is primarily associated with the acquisition of Rocketdyne in 2005 (the “Acquisition”). The Business is organized into one reporting unit engaged in the business of designing, developing, manufacturing, marketing, selling, supporting and servicing rocket propulsion engines for space vehicles, missile defense propulsion systems,

Note 2. Summary of Accounting Principles - Continued

space and terrestrial power systems and related propulsion and power components and technology. In accordance with ASC No. 350, “Intangibles Goodwill and Other”, goodwill is reviewed annually, or more frequently if changes in circumstances indicate the carrying value may not be recoverable. To test for impairment, the Business utilizes discounted estimated future cash flows to measure fair value for the reporting unit, as well as consideration of market indicators of fair value. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. The annual impairment review was performed at year end December 31, 2012. No impairment charges were recorded during the three months ended March 31, 2013 and 2012.

Income Taxes. The Business records income taxes under FASB ASC No. 740, “Income Taxes” (“ASC 740”), under which deferred taxes reflect the temporary differences between book and tax basis of assets and liabilities. A valuation allowance is established if, based on management’s review of both positive and negative evidence, it is more-likely-than-not that all or a portion of the deferred tax asset will not be realized. The income taxes have been prepared on a separate return basis as if the Business was a standalone entity. As a result, current tax payables and receivables have been treated as contributions from/distributions to Parent in parent’s equity. In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740, formerly FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48), for those tax positions where it is more-likely-than-not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, the associated interest has also been recognized. We recognize interest accrued related to unrecognized tax benefits in interest expense. Penalties, if incurred, would be recognized as a component of income tax expense.

Revenue Recognition. With limited exception, revenues under cost-reimbursement contracts are accounted for under the percentage-of-completion method of accounting whereby revenues are recorded for costs, as incurred, plus a portion of profit expected to be realized based on the ratio of costs incurred to estimated total costs at completion. Revenues under government and commercial fixed-price contracts and government fixed-price-incentive contracts are recorded on a percentage-of-completion, cost-to-cost basis. Certain other contracts are recorded at the time deliveries are made. Anticipated losses on contracts are recognized in full in the period the losses become probable and estimable.

Shipping and Handling. Shipping and handling costs are charged directly to the contract. If there is not a specific direct contract, shipping and handling costs are generally charged to costs of goods sold.

Research and Development. Research and development costs not specifically covered by contracts and those related to the company sponsored share of research and development activity in connection with cost-sharing arrangements are charged to expense as incurred. Additionally, research and development costs may be partially offset by cash received under Cooperative Research and Development Agreements.

Research and development costs incurred under contracts with customers are expensed as incurred and are reported as a component of cost of products sold. Revenue from such contracts is recognized as sales when earned.

Environmental. Environmental investigatory, remediation, operating and maintenance costs are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including existing technology, current laws and regulations and prior remediation experience. The range of possible loss is estimated at $3 million to $4 million. Where no amount within a range of estimates is more likely, the minimum is accrued. For sites with multiple responsible parties, we consider our likely proportionate share of the anticipated remediation costs and the ability of the other parties to fulfill their obligations in establishing a provision for those costs. Liabilities with fixed or reliably determinable future cash payments are discounted. Accrued environmental liabilities are not reduced by potential insurance reimbursements. As of March 31, 2013 and December 31, 2012, the outstanding liability for environmental liabilities from continuing operations was $3 million, which is included in other long-term liabilities in the combined and consolidated financial statements.

Note 2. Summary of Accounting Principles - Continued

Asset Retirement Obligations. We record the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period in which it is determined to exist, if a reasonable estimate of fair value can be made. Upon initial recognition of a liability, we capitalize the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in its present value and the capitalized cost is depreciated over the useful life of the related asset. We have determined that conditional legal obligations exist for certain of our owned and leased facilities related primarily to building materials. As of March 31, 2013 and December 31, 2012, the outstanding liability for asset retirement obligations was $6 million, of which $4 million is included in non-current liabilities of fixed assets held for sale and $2 million is included in other long-term liabilities in the combined and consolidated financial statements.

New Accounting Pronouncements

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities.” This ASU intends to enhance a financial statement user’s ability to understand the effects of netting arrangements on an entity’s financial statements, including financial instruments and derivative instruments that are either offset or subject to an enforceable master netting arrangement or similar. The scope of this ASU includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. This ASU includes enhanced disclosure requirements, including both gross and net information about instruments and transactions eligible for offset or subject to an agreement similar to master netting arrangement. The provisions of this ASU will be applied retrospectively for interim and annual periods beginning on or after January 1, 2013. This ASU had no impact on the reporting of assets and liabilities.

Note 3. Related Parties

The Business buys products and services from Pratt & Whitney companies and sells products to UTC affiliates. In addition, the Business receives various general and administrative services from Pratt and Whitney and UTC. These services include tax, treasury, human resources, information technology and other services.

Sales in the combined and consolidated statements of operations include sales to affiliates of UTC of $4 million and $9 million for the three months ended March 31 2013 and 2012, respectively. The combined and consolidated statements of operations includes direct and allocated costs associated with intercompany sales to UTC of $4 million and $9 million, of which $2 million and $6 million were reflected in costs of goods sold and $2 million and $3 million were reflected in selling, general and administrative expenses for the three months ended March 31, 2013 and 2012, respectively.

Cost of goods sold in the combined and consolidated statement of operations includes purchases from UTC of $1 million and $2 million for the three months ended March 31, 2013 and 2012, respectively.

These statements reflect allocated expenses associated with centralized UTC and/or Pratt & Whitney support functions including: treasury, tax, human resources, information technology and other services. The costs associated with these generally include all payroll and benefit costs as well as overhead costs related to the support functions. UTC also allocated costs associated with office facilities, corporate insurance coverage and medical, pension, post-retirement and other health plan costs for employees participating in UTC sponsored plans. Allocations are based on a number of utilization measures including headcount, proportionate usage, revenue and inventory. All such amounts have been deemed to have been incurred and settled by the Business in the period in which the costs were recorded. Certain costs at UTC deemed redundant to the operations of the Business have not been allocated to these financial statements.

Selling, general and administrative expenses in the combined and consolidated statements of operations include corporate allocations of $3 million for the three months ended March 31, 2013 and 2012.

In the opinion of management, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during the periods presented. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, differences in management judgment, a requirement for more or

Note 3. Related Parties - Continued

fewer employees, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate management. All UTC funding to the Business has been accounted for as capital contributions from UTC and all cash remittances from the Business to UTC have been accounted for as distributions to UTC. Accordingly, no debt or related interest charges from UTC are reflected in these combined and consolidated financial statements.

Parent’s equity in the combined and consolidated balance sheets includes intercompany receivables due from affiliates of UTC of $734 million and $533 million as of March 31, 2013 and December 31, 2012, respectively. Parent’s equity in the combined and consolidated balance sheets includes intercompany payables due to affiliates of UTC of $347 million and $180 million as of March 31, 2013 and December 31, 2012, respectively.

Note 4. Accounts Receivable

(in millions of dollars)	March 31, 2013	December 31, 2012

Billed	$66	$60
Unbilled	24	33
Reserve for rate changes	(9)	(9)

	81	84

Allowance for bad debt	—	—

	$81	$84

There are no unbilled receivable amounts at March 31, 2013 expected to be collected after one year. There were no bad debt write-offs for the three months ended March 31, 2013 and 2012.

Note 5. Concentration of Customers

The United Launch Alliance and the United States government were significant customers, representing at least 10% of our combined and consolidated net sales. For the three months ended March 31, 2013 and 2012 net sales to the United Launch Alliance were $73 million and $72 million, respectively, and net sales to the United States government were $57 million and $72 million, respectively.

Note 6. Inventories

(in millions of dollars)	March 31, 2013	December 31, 2012

Inventories consist of the following:
Raw materials	$1	$1
Work in process	2	1
Contracts in progess	8	8

	11	10
Progress billings	(1)	(2)

	$10	$8

Note 7. Fixed Assets and Fixed Assets Held for Sale

(in millions of dollars)	Estimated Useful Lives	March 31, 2013	December 31, 2012

Land		$37	$37
Buildings and improvements	10 - 27 years	90	89
Machinery and equipment	3 - 10 years	130	126
Construction in progress		33	32

		290	284
Land held for sale		52	52
Buildings and improvements held for sale	4 - 40 years	33	33

		375	369
Accumulated depreciation		(126)	(122)
Accumulated depreciation held for sale		(13)	(13)

Total accumulated depreciation		(139)	(135)

		$236	$234

Depreciation expense was $3 million and $5 million for the three months ended March 31, 2013 and 2012, respectively.

Canoga Avenue Campus and certain land at the De Soto facility are presented as assets held for sale (see further discussion in Note 1). Depreciation expense for fixed asset held for sale was zero for the three months ended March 31 and 2012, respectively. These assets were designated held for sale at December 31, 2011.

At March 31, 2013 and December 31, 2012, liabilities of fixed assets held for sale include $12 million reserved for environmental remediation.

Note 8. Goodwill and Intangible Assets

The following table provides information related to the carrying value of goodwill and intangible assets:

(in millions of dollars)	March 31, 2013			December 31, 2012
	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net

Goodwill	$314			$314

Amortizable Intangible Assets:
Patents and trademarks	$21	$10	$11	$21	$9	$12
Customer contracts	36	36	—	36	36	—

	$57	$46	$11	$57	$45	$12

Amortization expense was $1 million and zero for the three months ended March 31, 2013 and 2012, respectively. Amortization expense for each of the next five years is estimated to be approximately $2 million.

Note 9. Equity Method Investment

In 1997, P&W Power Generation, Inc., a wholly owned subsidiary of the Business, and International Space Engines, Inc., a wholly owned subsidiary of NPO Energomash in Russia, formed RD AMROSS, L.L.C. (RDA), a joint venture to market, sell, service and organize the production base for the manufacture of the RD-180 liquid propellant rocket engine and its derivatives. The Business owns fifty percent (50%) of the outstanding membership interests through P&W Power Generation, Inc. The equity method of accounting is used to account for the interest in RDA. The investment in RDA was $6 million as of March 31, 2013 and December 31, 2012, and is reflected in equity method investment of the combined and consolidated balance sheets. Equity method income was zero for the three months ended March 31, 2013 and March 31, 2012.

Note 10. Accrued Liabilities

(in millions of dollars)	March 31, 2013	December 31, 2012

Accrued salaries, wages and employee benefits	$25	$44
Contract related liabilities	3	16
Other	7	9

	$35	$69

Other accrued liabilities consist of self insured employee medical costs, advance receipts and other miscellaneous accruals. Other long-term liabilities consist of environmental liabilities of $3 million and asset retirement obligations of $2 million at March 31, 2013.

Note 11. Taxes on Income

In the ordinary course of business, there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest has also been recognized; interest accrued in relation to unrecognized tax benefits is recorded in interest expense. Penalties, if incurred, would be recognized as a component of income tax expense.

At March 31, 2013, there were no tax credit or tax loss carryforwards.

During the periods covered by these statements, it was management’s determination that any accruals required for uncertain tax benefits were immaterial.

The Business and certain of its components are subject to tax in the US as well as multiple state and local jurisdictions. In the normal course of business, we are subject to examination by these taxing authorities. With few exceptions, we are no longer subject to US federal examinations before 2006 nor state and local tax examinations for years before 1998.

The tax provisions for the three months ended March 31, 2013 and 2012 are attributable to the U.S. federal and state income taxes on our profitable operations. The total effective tax rate for the three months ended March 31, 2013 and 2012 is 35.5% and 41.1%, respectively. Excluding discrete items, the income tax provisions are based on annual effective tax rates on income from continuing operations of 38.1% for 2013 and 41.1% for 2012. The decrease in the effective tax rate for the quarter ended March 31, 2013 primarily reflects the favorable tax impact associated with the legislative enactment of the R&D tax credit in January 2013 including the 2012 retroactive impact of the new law. The 2012 impact has been treated as a discrete benefit in the quarter.

Note 12. Employee Benefit Plans

UTC sponsors numerous employee benefit plans, which certain employees of the Business participate in as discussed below.

Employee Savings Plans. UTC sponsors and contributes to defined contribution employee savings plans. Certain employees of the Business are also eligible to receive profit sharing contributions under a defined contributions plan. Our contributions to employee savings plans were $2 million during the 3 months ended March 31, 2013 and 2012.

Pension and Postretirement Benefits. UTC’s defined benefit pension and postretirement benefit plans have been accounted for as multi-employer plans in these combined and consolidated financial statements, in accordance with FASB ASC No. 715-30, “Defined Benefit Plans-Pension” and FASB ASC No. 715-60, “Defined Benefit Plans-Other Postretirement”. FASB ASC No. 715, “Compensation-Retirement Benefits” provides that an employer that participates in a multi-employer defined benefit plan is not required to report a liability beyond the contributions currently due and unpaid to the plan. Therefore, no assets or liabilities related to these plans have been included in the combined and consolidated balance sheets. These pension and post retirement expenses were allocated to the Business and reported in cost of goods sold and selling, general and administrative expenses. The amounts allocated for pension and retirement expenses in cost of goods sold were $10 million and $27 million during the three months ended March 31, 2013 and 2012, respectively. The three months ended March 31, 2012 pension and retirement expense included a $21 million pension curtailment expense recorded as a result of restructuring actions undertaken in 2012 as discussed in Note 13. The amounts allocated for pension and retirement expenses in selling, general and administrative were $1 million for the three months ended March 31, 2013 and 2012.

Note 13. Restructuring

During the three months ended March 31, 2012, we recorded net pre-tax restructuring costs of $26 million, of which $3 million was included in selling, general and administrative expenses in the combined and consolidated financial statements. The remainder of the expense is included in cost of goods sold in the combined and consolidated financial statements. As of March 31, 2013 and December 31, 2012 the restructuring accrual balance was zero and $8 million, respectively.

Note 14. Commitments and Contingent Liabilities

Leases. We occupy space and use certain equipment under operating and capital lease arrangements. Rental commitments of $19 million at March 31, 2013 under long-term noncancelable operating leases are payable as follows: $5 million in 2013, $4 million in 2014, $4 million in 2015, $2 million in 2016, $1 million in 2017, and $3 million thereafter. Rent expense was $1 million for the three months ended March 31, 2013 and 2012.

Environmental. Our operations are subject to environmental regulation by federal, state and local authorities in the United States. As described in Note 2 to the Combined and Consolidated Financial Statements, we have accrued for the costs of environmental remediation activities and periodically reassess these amounts. We believe that the likelihood of incurring losses materially in excess of amounts accrued is remote. As of March 31, 2013 and December 31, 2012 we had $3 million reserved for environmental remediation excluding environmental liabilities for assets held for sale. Additional information pertaining to environmental matters is included in Note 2 to the Combined and Consolidated Financial Statements.

Government. We are now, and believe that in light of the current U.S. government contracting environment we will continue to be, the subject of one or more U.S. government investigations. If we were charged with wrongdoing as a result of any of these investigations or other government investigations (including violations of certain environmental or export laws) the U.S. government could suspend us from bidding on or receiving awards of new U.S. government contracts pending the completion of legal proceedings. If convicted or found liable, the U.S. government could fine and debar us from new U.S. government contracting for a period generally not to exceed three years. The U.S. government could void any contracts found to be tainted by fraud.

Our contracts with the U.S. government are also subject to audits. Like many defense contractors, we have received audit reports, which recommend that certain contract prices should be reduced to comply with various government

Note 14. Commitments and Contingent Liabilities - Continued

regulations. Some of these audit reports involved substantial amounts. We have made voluntary refunds in those cases we believe appropriate, have settled some allegations and continue to litigate certain cases. In addition, we accrue for liabilities associated with those matters that are probable and can be reasonably estimated.

Other. The Business also has other commitments and contingent liabilities arising out of the normal course of business. Management believes that resolution of any of these matters will not have a material adverse effect upon the financial position, results of operations, or cash flows of the Business.

Note 15. Discontinued Operations

The historical combined and consolidated financial statements include all revenues, costs, assets and liabilities directly attributable to the Business. Included within the combined and consolidated financial statements is the CSD business, which will be retained by UTC and is presented as discontinued operations (see further discussion in Note 1).

The results of the CSD business have been reported separately as discontinued operations in the combined and consolidated statements of operations.

The following is a summary of the operations of CSD included in discontinued operations:

(in millions of dollars)	March 31, 2013	March 31, 2012

Net sales	$—	$—
Income (loss) before income taxes	$—	$—
Income taxes	$—	$—
Net Income (Loss)	$—	$—

The assets and liabilities of CSD are reported separately in the accompanying combined and consolidated balance sheets as assets and liabilities of discontinued operations. The following is a summary of the assets and liabilities of discontinued operations:

(in millions of dollars)	March 31, 2013	December 31, 2012

Current assets	$5	$5
Fixed assets	3	3
Other noncurrent assets	38	38

Assets of discontinued operations	$46	$46

Current liabilities	$11	$11
Long-term liabilities	44	44

Liabilities of discontinued operations	$55	$55

Note 16. Subsequent Events

The Business has evaluated subsequent events through June 17, 2013, the date these financial statements were issued.